22029 Farmington Road
Farmington Hills, MI 48336
Phone: (248)-888-0099
Fax: (248)-888-0099

Stanek & Company, CPAs P.C.

September 30, 2014

Mr. Alton Perkins
AmericaTowne, Inc
353 E. Six Forks Road
Suite 27
Raleigh, North Carolina 27609

Standard Engagement Letter

Dear Alton Perkins:

We are pleased to have the opportunity to provide accounting and consulting services to your company. This letter is intended to confirm the terms of our representation of services to you. This document covers matters that establish our working relationship. Specifically, this Standard Engagement Letter describes the terms upon which Stanek & Company, CPAs, P.C. will provide professional services to your organization. At your direction, we will undertake to provide appropriate accounting and consulting services with respect to such matters as you may assign to us.

1. Professional Undertaking: Our goal is to provide you with quality accounting and consulting services, on schedule and at a reasonable cost. Although we will do our best to serve you effectively, we cannot guarantee success on any given project or endeavor. Nor do we guarantee that any particular result will be attained by us.

2. Hourly Fees: Generally, our fees for services are calculated based upon the applicable hourly rates for those professionals who perform the work-at-hand. Our schedule of hourly rates for such personnel is based on experience, education, training and level of professional attainment. Currently, our hourly rates range from $75 to $185 for professionals, and for staff support, including individuals involved in data entry, from $40 to $75.

3. Other Fee Arrangements: On occasion, and by specific separate agreement, a fee schedule other than an hourly fee, such as a fixed fee for a specifically defined project may be utilized. In such a case, the fee and payment schedule will be set forth in a separate agreement or addendum, but all other terms of this Standard Engagement Letter will apply.

4. Costs: In the course of rendering services to your organization, it may be necessary for us to incur expenses for items such as long-distance telephone calls, special delivery services, travel, lodging and meals. The actual expenses may vary depending on the type of services that we provide to your company. Certain expenses may include an adjustment, above cost, to cover our expenses in providing the billed service or product. However, expenses paid entirely to third parties (such as travel and lodging expenses) will be billed to you at our "out-of-pocket" cost.

5. Invoices: Generally, our invoices are prepared and mailed on a monthly basis as services or expenses are incurred. Our invoices are payable upon presentation, and are overdue if not paid by the Due Date set forth on the invoices.

6. Late Payments: If you fail to pay our invoices in full on or before the Due Date set forth on the invoices, we reserve the right to assess a monthly service charge equal to 1.5% of all fees and expenses which are past due. This monthly service charge will be billed to you at the end of each month in which a late payment occurs. In no event will the service charge be greater than permitted by any applicable law. We also reserve the right to apply funds held as retainer against any past due amounts.

7. Retainer: Typically, we require an advance payment before commencing work on your behalf. Our proposal or estimation documents will specify the amount of any such advance required by our firm. In most cases, the retainer amount is calculated to cover initial consultation fees and expenses for a 30-day period. Many accounting and consulting engagements involve conferences, trips and advance scheduling. The retainer balance allows us to schedule conferences and trips and confirm the dates. Fees and expenses are invoiced as incurred, and unless they are deemed to be the last such fees and expenses associated with the project, in accordance with the policy the retainer will not be used to pay these invoices. In this way, adequate funds exist on deposit to allow planning and scheduling of subsequent trips and associated fees and expenses. If retainer balances are deemed insufficient to cover subsequent fees and expenses, additional retainer may be required. Any remaining retainer balance at the conclusion of the engagement will be refunded.

8. Termination: You have the right to terminate our services at any time. We have the same right, subject to a professional and ethical obligation to give you reasonable notice to arrange for alternative support.

9. Special Arrangements: Special arrangements, if any, governing the basis on which we will provide and bill professional services to you and varying from or expanding upon the general arrangements set forth in this Standard Engagement Letter would be described in a cover letter to you or in a separate agreement or addendum.

10. Confidentiality: We treat all aspects of our client relationships as confidential, and will gladly provide or sign appropriate non-disclosure agreements if desired.

11. Other Matters: Unless we otherwise agree, the terms and conditions of this letter will apply to all matters for which you engage us. If you have any questions or concerns about the terms of this Standard Engagement Letter, please contact us immediately.

If the foregoing is in accordance with your understanding, please sign the copy of this letter in the space provided and return it to us. Note that this Letter does not obligate you in any way to contract with us for services, instead it simply defines the terms and conditions in the event you chose to engage us at some point in time.

Very truly yours,

Albert W. Stanek Jr.

Albert W. Stanek, Jr., CPA
Stanek & Company, CPAs, P.C.

Acknowledged:

AmericaTowne, Inc.

Alton Perkins

Alton Perkins,

CEO
Title

9/30/2014
Date